Exhibit 99.1

Tom Rathjen Vice President, Investor Relations +1 (408) 789-4458 trathjen@accuray.com	Stephanie Tomei Director, Corporate Communications +1 (408) 789-4234 stomei@accuray.com

Accuray Announces Results for Fourth Quarter and Fiscal Year 2012

Integration of TomoTherapy on Track; Company Preparing for Major Technology Releases

SUNNYVALE, Calif., September 6, 2012 — Accuray Incorporated (Nasdaq: ARAY), the premier radiation oncology company, announced today financial results for the fourth quarter and fiscal year ended June 30, 2012. The fiscal 2012 financial data presented below reflects Accuray’s consolidated results including the results for TomoTherapy Incorporated, which was acquired by Accuray in June 2011. Non-GAAP results are provided to enhance understanding of Accuray’s ongoing core results of operations.

Highlights from the fourth quarter of fiscal 2012 include continued improvement in service margins, with a year-over-year decrease in sales and marketing, and general and administrative expenses and a 1.15 book-to-bill ratio.

“We have been investing heavily in research and development and plan to introduce two advanced technology platforms at the American Society for Radiation Oncology’s (ASTRO) Annual Meeting in October 2012 which we expect to drive future orders and revenue growth,” said Euan S. Thomson, Ph.D., president and chief executive officer of Accuray. “After the new product introductions we plan to reduce our research and development expenses to more normalized levels as seen historically.  We believe we are on track to return to profitability (non-GAAP) on schedule, by the end of our current fiscal year, ending June 30, 2013.”

For the fourth quarter of fiscal 2012, Accuray reported total consolidated GAAP revenue of $100.5 million and non-GAAP total revenue of $101.1 million. By comparison, for the fourth quarter of fiscal 2011, the sum of the revenue reported or recorded by Accuray and TomoTherapy as separate companies totaled $109.8 million on a pro forma basis. For the fiscal year ended June 30, 2012, GAAP revenue was $409.2 million and non-GAAP revenue was $401.3 million, a decrease from the pro forma total revenue of $409.7 million in the same period of the prior year. Excluding non-recurring revenue items and changes in accounting for TomoTherapy, non-GAAP revenues were essentially unchanged year-on-year. CyberKnife System revenues in fiscal 2012 were $37.6 million lower than in fiscal 2011 due to shipment schedules in the European region and a decline in new orders in the Americas region, offset partially by increases in our APAC and Japan regions. TomoTherapy Systems revenues in fiscal 2012 were $5.8 million higher than in fiscal 2011 on a pro-forma basis.

The consolidated GAAP gross margin for the fourth quarter of fiscal 2012 was 46.2 percent for products and 21.6 percent for services. The consolidated non-GAAP gross margin for the fourth quarter of fiscal 2012 was 52.8 percent for products.  Non-GAAP service gross margins were 19.9 percent for the fourth quarter, up from (2.3 percent) in the fourth quarter of fiscal 2011 on a pro forma basis. Positive service gross margins were driven largely by a continued improvement in reliability and reduction of service costs for TomoTherapy Systems. We believe the company remains on track to achieve 20 to 22 percent service gross margins for the full fiscal year 2013 on a non-GAAP basis.

Consolidated GAAP net loss attributable to stockholders for the fourth quarter of fiscal 2012 was $20.3 million, or $0.28 per share. Non-GAAP net loss for the fourth quarter of fiscal 2012 was $14.2 million or $0.20 per share. By comparison, for the fourth quarter of fiscal 2011 the sum of the net losses reported or recorded by Accuray and TomoTherapy as separate companies totaled $8.5 million or $0.12 per share on a pro forma basis.  For the fiscal year ended June 30, 2012, GAAP net loss was $72.0 million or $1.02 per share, compared to a pro-forma net loss of $30.5 million or $0.44 per share in prior fiscal year.  For the fiscal year ended June 30, 2012, non-GAAP net loss was $41.6 million or $0.60 per share, compared to a pro-forma net loss of $30.5 million or $0.44 per share in the prior fiscal year.

Accuray added $74.2 million of net new system orders to backlog during the fourth quarter of fiscal 2012, increasing system backlog to $283.6 million.  While performance was good internationally, the company continued to experience weakness in sales in the United States.  The company expects to generate improved results during fiscal year 2013 from the introduction of new technology platforms and from enhanced performance of its realigned United States sales organization.

During the fourth quarter of fiscal 2012, 23 units were shipped and 15 were installed, increasing Accuray’s worldwide installed base to 642 systems.

Accuray’s cash, cash equivalents and restricted cash was $145 million as of June 30, 2012. Use of cash during the fourth quarter of fiscal 2012 was primarily due to changes in working capital.

Outlook

The following statement, among others in this release, is forward-looking and actual results may differ materially.  We expect first quarter fiscal year 2013 revenue to be substantially below the first quarter of fiscal 2012, and revenues then to accelerate over the balance of the fiscal year.  We expect this to be driven by two key factors: (1) potential shipment delays as customers wait for our next technology releases and (2) that we will not benefit from the significant backlog of TomoTherapy System orders we had at this time last year.  For the full fiscal year 2013, Accuray expects that revenue will be in the range of $405 million to $425 million (non-GAAP), with the majority of revenue expected in the second half of fiscal year 2013.  More details will be provided on the conference call.

Additional Information

Additional information including slides of fourth quarter highlights which will be discussed during the conference call is available in the Investor Relations section of the company’s website at www.accuray.com/investors.

Earnings Call Open to Investors

Accuray will hold a conference call for financial analysts and investors on Thursday September 6, 2012 at 2:00 p.m. PDT/5:00 p.m. EDT. The conference call dial-in numbers are 1-800-295-4740 (USA) or 1-617-614-3925 (International), Conference ID: 89497327. A live webcast of the call will also be available from the Investor Relations section of the corporate website at www.accuray.com/investors.  In addition, a recording of the call will be available by calling 1-888-286-8010 (USA) or 1-617-801-6888 (International), Conference ID:  79000863, beginning at 5:00 p.m. PDT/8:00 p.m. EDT on September 6, 2012 and will be available through September 13, 2012. A webcast replay will also be available from the Investor Relations section of the Company’s website at www.accuray.com/investors from approximately 5:00 p.m. PDT/8:00 p.m. EDT today through Accuray’s release of its results for the first quarter of fiscal 2013, ending September 30, 2012.

About Accuray

Accuray Incorporated (Nasdaq: ARAY), based in Sunnyvale, Calif., is the premier radiation oncology company that develops, manufactures and sells personalized, innovative treatment solutions that set the standard of care with the aim of helping patients live longer, better lives. The Company’s leading-edge technologies — the CyberKnife and TomoTherapy Systems — are designed to deliver radiosurgery, stereotactic body radiation therapy, intensity modulated radiation therapy, image guided radiation therapy, and adaptive radiation therapy. To date, 642 systems have been installed in leading hospitals around the world. For more information, please visit www.accuray.com.

Safe Harbor Statement

Statements made in this press release that are not statements of historical fact are forward-looking statements and are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release relate, but are not limited, to the company’s future profitability, including the timing of the company’s expected return to profitability; the timing of the introduction of new platforms; the impact of research and development spending on future revenue growth; future research and development spending; continuing improvements in service gross margins, including specific targets for fiscal year 2013 service gross margins; expected impact of the US sales reorganization; and expected revenue for the first quarter of fiscal year 2013 and the entire fiscal year 2013. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from expectations, including but not limited to: the timeliness and success of the integration of TomoTherapy; the company’s ability to convert backlog to revenue; the success of its worldwide sales and marketing efforts; the timeliness of the introduction of our new platforms; the extent of market acceptance for the company’s products and services; the company’s ability to develop and bring to market new or enhanced products; the company’s ability to manage its expenses; continuing uncertainty in the global economic environment; and other risks detailed from time to time under the heading “Risk Factors” in the company’s report on Form 10-K to be filed on or before September 13, 2012 and the company’s reports on Form 10-Q for the first, second and third quarters of fiscal 2012.

Forward-looking statements speak only as of the date the statements are made and are based on information available to the company at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. The company assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. Accordingly, investors should not put undue reliance on any forward-looking statements.

Accuray Incorporated

Consolidated Statements of Operations

(in thousands, except per share data)

	Three months ended June 30,		Years ended June 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Net revenue:
Products	$60,621	$47,824	$240,472	$138,595
Services	39,463	25,657	166,681	80,490
Other	449	1,742	2,070	3,199
Total net revenue	100,533	75,223	409,223	222,284
Cost of revenue:
Cost of products	32,606	20,572	136,180	55,524
Cost of services	30,936	20,886	134,562	56,218
Cost of other	501	1,539	1,209	3,300
Total cost of revenue	64,043	42,997	271,951	115,042
Gross profit	36,490	32,226	137,272	107,242
Operating expenses:
Selling and marketing	14,500	13,307	54,547	37,181
Research and development	22,892	15,036	87,114	41,687
General and administrative	15,753	29,196	58,598	56,657
Total operating expenses	53,145	57,539	200,259	135,525
Loss from operations	(16,655)	(25,313)	(62,987)	(28,283)
Other income (expense), net	(4,548)	(26)	(12,871)	2,288
Loss before provision for income taxes	(21,203)	(25,339)	(75,858)	(25,995)
Provision for income taxes	443	70	2,595	1,116
Net loss	(21,646)	(25,409)	(78,453)	(27,111)
Noncontrolling interest	(1,382)	(429)	(6,411)	(429)
Net loss attributable to stockholders	$(20,264)	$(24,980)	$(72,042)	$(26,682)

Net loss per share:
Basic	$(0.28)	$(0.40)	(1.02)	$(0.44)
Diluted	$(0.28)	$(0.40)	$(1.02)	$(0.44)
Weighted average common shares used in computing net loss per share
Basic	71,473	62,451	70,887	60,085
Diluted	71,473	62,451	70,887	60,085

Cost of revenue, selling and marketing, research and development, and general and administrative expenses include stock-based compensation charges as follows:

Cost of revenue	$401	$426	$1,672	$1,312
Selling and marketing	$184	$182	$729	$695
Research and development	$667	$1,130	$2,340	$2,922
General and administrative	$905	$5,230	$3,717	$8,436

Accuray Incorporated

Consolidated Balance Sheets

(in thousands, except share amounts)

	June 30,	June 30,
	2012	2011
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$143,504	$95,906
Restricted cash	1,560	3,172
Accounts receivable, net of allowance for doubtful accounts of $1,700 and $324 at June 30, 2012 and June 30, 2011, respectively	67,890	61,853
Inventories	81,693	97,836
Prepaid expenses and other current assets	16,715	21,115
Deferred cost of revenue—current	4,896	5,840
Total current assets	316,258	285,722

Property and equipment, net	37,458	44,823
Goodwill	59,215	54,474
Intangible assets, net	49,819	66,039
Deferred cost of revenue—noncurrent	2,433	2,258
Other assets	7,987	2,468
Total assets	$473,170	$455,784
Liabilities and equity
Current liabilities:
Accounts payable	$18,209	$38,645
Accrued compensation	23,071	27,406
Other accrued liabilities	31,646	43,012
Customer advances	18,177	25,829
Deferred revenue—current	83,071	68,152
Total current liabilities	174,174	203,044
Long-term liabilities:
Long-term other liabilities	5,988	6,321
Deferred revenue—noncurrent	9,675	6,092
Long-term debt	79,466	—
Total liabilities	269,303	215,457

Equity:
Preferred stock, $0.001 par value; authorized: 5,000,000 shares; no shares issued and outstanding	—	—
Common stock, $0.001 par value; authorized: 100,000,000 shares; issued: 71,864,268 and 72,199,837 shares at June 30, 2012 and June 30, 2011, respectively; outstanding: 71,864,268 and 70,059,819 shares at June 30, 2012 and June 30, 2011, respectively	72	70
Additional paid-in capital	409,143	373,963
Accumulated other comprehensive income	2,837	127
Accumulated deficit	(216,427)	(144,385)
Total stockholders’ equity	195,625	229,775
Noncontrolling interest	8,242	10,552
Total equity	203,867	240,327
Total liabilities and equity	$473,170	$455,784

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures, as defined in Regulation G promulgated by the Securities and Exchange Commission, with respect to the three and twelve months ended June 30, 2012. “GAAP” refers to generally accepted accounting principles in the United States.

Accuray closed the acquisition of TomoTherapy on June 10, 2011 and TomoTherapy’s operations since that date are included in Accuray’s consolidated results of operations. Accounting for the impact of this acquisition has resulted in changes to the value of assets and liabilities from the amounts reflected by TomoTherapy prior to the acquisition and the creation of incremental assets and liabilities including intangible assets for developed technology and backlog, and unfavorable lease obligations. These changes have impacted revenues and expenses recorded in Accuray’s consolidated statements of operations since the close of the acquisition. In addition, Accuray has incurred significant expenses as a result of the acquisition, some of which are one-time charges while others are incurred over fiscal 2012 for the integration of TomoTherapy.

To reflect the ongoing core results of operations of the Company, including adjusting for the impact of the acquisition of TomoTherapy, the Company has presented its operating results on an adjusted non-GAAP basis as well as in accordance with GAAP for the three and twelve months ended June 30, 2012. We use the following measures shown in the following tables, which are not calculated in accordance with GAAP. All adjustments to reconcile to GAAP relate to the acquisition of TomoTherapy except the adjustment to Other income (expense). The Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses these non-GAAP financial measures in connection with its own budgeting and financial planning, as well as evaluating management performance for compensation purposes. These non-GAAP financial measures are in addition to, not a substitute for, nor superior to, measures of financial performance prepared in conformity with GAAP.

For comparison purposes, we have also presented our pro forma results for the three and twelve months ended June 30, 2011 based on the combined total of the financial results previously reported or recorded by Accuray and TomoTherapy as separate companies, excluding expenses related to the acquisition incurred during this period. Please refer to the pro forma financial results tables starting on page 9 for additional details.

	Three months ended June 30,					Years ended June 30,
	2012	2012		2012	2011	2012	2012		2012	2011
Revenue	GAAP	Adjustments		Non-GAAP	Pro forma Combined Results	GAAP	Adjustments		Non-GAAP	Pro forma Combined Results
Products	$60,621	$315	(A)	$60,936	$73,146	$240,472	$2,141	(A)	$242,613	$273,476
Services	39,463	244	(B)	39,707	35,086	166,681	(10,065	)(B)	156,616	133,186
Other	449	—		449	1,547	2,070	—		2,070	3,004
Total	$100,533	$559		$101,092	$109,779	$409,223	$(7,924)		$401,299	$409,666

(A)        As of the close of the acquisition, TomoTherapy’s deferred product revenue related to products shipped but not yet installed was written down to the fair value of goods and services remaining to be delivered. As a result, during the three and twelve months ended June 30, 2012, product revenue recorded by Accuray for the sale of TomoTherapy products was $0.3 million and $2.1 million lower than product revenue that would have been recorded by TomoTherapy if the acquisition had not occurred.

(B)         As of the close of the acquisition, TomoTherapy’s deferred service revenue was written up to fair value. As a result, deferred service revenue recognized by Accuray during the three and twelve months ended June 30, 2012 was $0.8 million and $11.4 million higher than the amount that would have been recognized by TomoTherapy if the acquisition had not occurred. Partially offsetting this deferred revenue adjustment, Accuray recorded a reserve for returns of ($1.0) million during the three months ended June 30, 2012 and ($1.4) million during the twelve months ended June 30, 2012 to reflect the expected return of spare parts from TomoTherapy distributors who will cease servicing TomoTherapy systems once the integration is complete and Accuray personnel begin to provide service directly to these customers.

	Three months ended June 30,					Years ended June 30,
	2012	2012		2012	2011	2012	2012		2012	2011
Cost of Revenue	GAAP	Adjustments		Non-GAAP	Pro forma Combined Results	GAAP	Adjustments		Non-GAAP	Pro forma Combined Results
Products	$32,606	$(3,818	)(C)	$28,788	$29,750	$136,180	$(23,796	)(C)	$112,384	$118,363
Services	30,936	875	(D)	31,811	35,892	134,562	(1,655	)(D)	132,907	135,705
Other	501	—		501	1,539	1,209	—		1,209	3,300
Total	$64,043	$(2,943)		$61,100	$67,181	$271,951	$(25,451)		$246,500	$257,368

(C)         Products cost of revenue included the following charges arising from the acquisition of TomoTherapy during the three and twelve months ended June 30, 2012, respectively: $0 million and $8.3 million due to the write up of finished goods and work-in-process inventory on hand at the time of the acquisition from cost basis to fair value, $3.8 million and $15.3 million for amortization of intangible assets created by the acquisition, less than $0.1 million and $0.2 million due to employee severance and retention expenses and $0.1 and less than $(0.1) million charge and reduction in expense for property, plant and equipment revaluation.

(D)      Services cost of revenue included the following charges and reductions to expenses arising from the acquisition of TomoTherapy during the three and twelve months ended June 30, 2012: $-0- and $3.6 million charge due to the write up of service related inventory on hand at the time of the acquisition from cost basis to fair value, $(0.4) million and $(3.5) million reductions in expenses due to the roll out of fair value increases in warranty and loss contracts reserves for the periods of service consumed, $0.1 million and $0.5 million charges for property, plant and equipment revaluation, less than $0.1 million and $1.9 million charges due to employee severance, integration and retention expenses and $(0.5) million and $(0.8) million of credits to reflect the cost of spare parts expected to be returned by TomoTherapy distributors who will cease servicing TomoTherapy systems once the integration is complete and Accuray personnel begin to provide service directly to these customers.

	Three months ended June 30,				Years ended June 30,
	2012	2012	2012	2011	2012	2012	2012	2011
Gross Profit	GAAP	Adjustments	Non-GAAP	Pro forma Combined Results	GAAP	Adjustments	Non-GAAP	Pro forma Combined Results
Products	$28,015	$4,133	$32,148	$43,396	$104,292	$25,937	$130,229	$155,113
Services	8,527	(631)	7,896	(806)	32,119	(8,410)	23,709	(2,519)
Other	(52)	—	(52)	8	861	—	861	(296)
Total	$36,490	$3,502	$39,992	$42,598	$137,272	$17,527	$154,799	$152,298

	Three months ended June 30,				Years ended June 30,
	2012	2012	2012	2011	2012	2012	2012	2011
Gross Profit Margin	GAAP	Adjustments	Non-GAAP	Pro forma Combined Results	GAAP	Adjustments	Non-GAAP	Pro forma Combined Results
Products	46.2%	6.6%	52.8%	59.3%	43.4%	10.3%	53.7%	56.7%
Services	21.6%	(1.7)%	19.9%	(2.3)%	19.3%	(4.2)%	15.1%	(1.9)%
Other	(11.6)%	0.0%	(11.6)%	0.5%	41.6%	0.0%	41.6%	(9.9)%
Total	36.3%	3.3%	39.6%	38.8%	33.5%	5.1%	38.6%	37.2%

	Three months ended June 30,					Years ended June 30,
	2012	2012		2012	2011	2012	2012		2012	2011
Operating Expenses	GAAP	Adjustments		Non-GAAP	Pro forma Combined Results	GAAP	Adjustments		Non-GAAP	Pro forma Combined Results
Selling and Marketing	$14,500	$(498	)(E)	$14,002	$17,505	$54,547	$(2,335	)(E)	$52,212	$62,225
Research and Development	22,892	(163	)(F)	22,729	18,809	87,114	(1,387	)(F)	85,727	69,931
General and Administrative	15,753	(867	)(G)	14,886	16,549	58,598	(5,598	)(G)	53,000	61,902
Total	$53,145	$(1,528)		$51,617	$52,863	$200,259	$(9,320)		$190,939	$194,058

(E)         Selling and marketing included the following charges arising from the acquisition of TomoTherapy for the three months ended June 30, 2012: $0.5 million charge primarily due to employee severance, integration and retention expenses. For the twelve months ended June 30, 2012, $1.6 million charge due to employee severance and retention expenses, and $0.7 million due to preparation for integration of work forces and operations.

(F)          Research and development included the following charges arising from the acquisition of TomoTherapy during the three and twelve months ended June 30, 2012: less than $0.1 million and $1.2 million charges due to employee severance, integration and retention expenses, $0.1 million and $0.2 million charges due to property, plant and equipment revaluation.

(G)         General and administrative included the following charges arising from the acquisition of TomoTherapy for the three and twelve months ended June 30, 2012: $0.3 million and $2.3 million charge due to employee severance and retention expenses, less than $0.1 million and $1.4 million charge related to preparation for integration of work forces and operations, and $0.5 million and $1.9 million charge for property, plant and equipment revaluation.

Net Loss Attributable to Stockholders

Three months ended June 30,	Years ended June 30,
2012	2012	2012	2011	2012	2012	2012	2011
GAAP	Adjustments	Non-GAAP	Pro forma Combined Results	GAAP	Adjustments	Non-GAAP	Pro forma Combined Results
Loss From Operations	$(16,655)	$5,030	(H)	$(11,625)	$(10,265)	$(62,987)	$26,847	(H)	$(36,140)	$(41,760)
Other Income (Expense)	(4,548)	$1,007	(I)	(3,541)	264	(12,871)	3,596	(I)	(9,275)	6,292
Provision For Income Taxes	443	$—	443	70	2,595	—	2,595	2,045
Noncontrolling Interest	(1,382)	$—	(1,382)	(1,574)	(6,411)	—	(6,411)	(6,967)
Net Loss Attributable to Stockholders	$(20,264)	$6,037	$(14,227)	$(8,497)	$(72,042)	$30,443	$(41,599)	$(30,546)

Net Loss Per Share - Basic and Diluted	$(0.28)	$0.08	$(0.20)	$(0.12)	$(1.02)	$0.42	$(0.60)	$(0.44)

Weighted Average Common Shares outstanding - Basic and Diluted	71,473	71,473	71,564	(J)	70,887	70,887	69,198	(J)

(H)        Represents impact of all adjustments (A) through (G) on Loss From Operations.

(I)            Represents non-cash interest expense arising from the accretion of interest expense on the long-term debt.

(J)            Represents weighted average common shares outstanding used to compute our basic and diluted net loss per share as disclosed in our Form 10-K for the twelve months ended June 30, 2011, adjusted to reflect the acquisition of TomoTherapy as if it occurred on July 1, 2010.

Pro forma financial tables

Tables below represent our pro forma results for the three and twelve months ended June 30, 2011 based on the combined total of the financial results previously reported or recorded by Accuray and TomoTherapy as separate companies, excluding expenses related to the acquisition incurred during this period.

	Three months ended June 30, 2011					Year ended June 30, 2011
Revenue	Accuray	Tomo	Adjustments		Combined	Accuray	Tomo	Adjustments		Combined
Products	$43,022	$24,476	$5,648	(A)	$73,146	$133,793	$134,035	$5,648	(A)	$273,476
Services	19,552	18,240	(2,706	)(B)	35,086	74,385	61,507	(2,706	)(B)	133,186
Other	1,547	—	—		1,547	3,004	—	—		3,004
Total	$64,121	$42,716	$2,942		$109,779	$211,182	$195,542	$2,942		$409,666

(A)      As of the close of the acquisition, TomoTherapy’s deferred product revenue related to products shipped but not yet installed was written down to the fair value of goods and services remaining to be delivered. As a result, product revenue recorded by Accuray for the sale of TomoTherapy products was $5.7 million lower than product revenue that would have been recorded by TomoTherapy if the acquisition had not occurred.

(B)         As of the close of the acquisition, TomoTherapy’s deferred service revenue was written up to fair value. As a result, deferred service revenue earned by Accuray was $2.7 million higher than the amount that would have been recognized by TomoTherapy if the acquisition had not occurred.

	Three months ended June 30, 2011					Year ended June 30, 2011
Cost of Revenue	Accuray	Tomo	Adjustments		Combined	Accuray	Tomo	Adjustments		Combined
Products	$15,645	$13,983	$122	(C)	$29,750	$50,597	$67,644	$122	(C)	$118,363
Services	13,943	23,551	(1,602	)(D)	35,892	49,275	88,032	(1,602	)(D)	135,705
Other	1,539	—			1,539	3,300	—	—		3,300
Total	$31,127	$37,534	$(1,480)		$67,181	$103,172	$155,676	$(1,480)		$257,368

(C)         Products cost of revenue included the following charges arising from the acquisition of TomoTherapy during the three and twelve months ended June 30, 2011, respectively: $1.0 million due to the write down of finished goods and work-in-process inventory on hand at the time of the acquisition from cost basis to fair value, offset by $0.9 million for amortization of intangible assets created by the acquisition.

(D)        Services cost of revenue included the following charges and reductions to expenses arising from the acquisition of TomoTherapy during the three and twelve months ended June 30, 2011: $1.8 million charge due to the write up of service related inventory on hand at the time of the acquisition from cost basis to fair value, $(0.4) million reduction in expenses due to the roll out of fair value increases in warranty and loss contracts reserves for the periods of service consumed, less than $0.1 million charges for property, plant and equipment revaluation, $0.2 million charges due to employee severance, integration and retention expenses.

	Three months ended June 30, 2011				Year ended June 30, 2011
Gross Profit	Accuray	Tomo	Adjustments	Combined	Accuray	Tomo	Adjustments	Combined
Products	$27,377	$10,493	$5,526	$43,396	$83,196	$66,391	$5,526	$155,113
Services	5,609	(5,311)	(1,104)	(806)	25,110	(26,525)	(1,104)	(2,519)
Other	8	—	—	8	(296)	—	—	(296)
Total	$32,994	$5,182	$4,422	$42,598	$108,010	$39,866	$4,422	$152,298

	Three months ended June 30, 2011				Year ended June 30, 2011
Gross Profit Margin	Accuray	Tomo	Adjustments	Combined	Accuray	Tomo	Adjustments	Combined
Products	63.6%	42.9%	97.8%	59.3%	62.2%	49.5%	97.8%	56.7%
Services	28.7%	(29.1)%	40.8%	(2.3)%	33.8%	(43.1)%	40.8%	(1.9)%
Other	0.5%	0.0%	0.0%	0.5%	(9.9)%	0.0%	0.0%	(9.9)%
Total	51.5%	12.1%	150.3%	38.8%	51.1%	20.4%	150.3%	37.2%

	Three months ended June 30, 2011					Year ended June 30, 2011
Operating Expenses	Accuray	Tomo	Adjustments		Combined	Accuray	Tomo	Adjustments		Combined
Selling and Marketing	$11,288	$8,599	$(2,382	)(E)	$17,505	$35,162	$29,650	$(2,587	)(E)	62,225
Research and Development	11,018	9,012	(1,221	)(F)	18,809	37,669	33,483	(1,221	)(F)	69,931
General and Administrative	15,156	23,156	(21,763	)(G)	16,549	42,617	45,984	(26,699	)(G)	61,902
Total	$37,462	$40,767	$(25,366)		$52,863	$115,448	$109,117	$(30,507)		$194,058

(E)         Selling and marketing included the following charges arising from the acquisition of TomoTherapy for the three and twelve months ended June 30, 2011: $2.4 million and $2.6 million primarily due to preparation for integration of work forces and operations.

(F)          Research and development included the following charges arising from the acquisition of TomoTherapy for the three and twelve months ended June 30, 2011: $1.2 million and $1.2 million due to preparation for integration of work forces and operations.

(G)        General and administration included the following charges arising from the acquisition of TomoTherapy for the three and twelve months ended June 30, 2011: $21.7 million and $26.7 million due to preparation for integration of work forces and operations; $0.1 million and $0.1 million charge for property, plant and equipment revaluation.

Net Loss Attributable to	Three months ended June 30, 2011	Year ended June 30, 2011
Stockholders	Accuray	Tomo	Adjustments	Combined	Accuray	Tomo	Adjustments	Combined
Loss From Operations	$(4,468)	$(35,585)	$29,788	$(10,265)	$(7,438)	$(69,251)	$34,929	$(41,760)
Other Income (Expense)	27	237	—	264	2,341	3,951	—	6,292
Provision For (Benefit from) Income Taxes	(35)	105	—	70	1,011	1,034	—	2,045
Noncontrolling Interest	—	(1,574)	—	(1,574)	—	(6,967)	—	(6,967)
Net Loss Attributable to Stockholders	$(4,406)	$(33,879)	$29,788	$(8,497)	$(6,108)	$(59,367)	$34,929	$(30,546)

Net Loss Per Share - Basic and Diluted	$(0.07)	$(0.12)	$(0.10)	$(0.44)

Weighted Average Common Shares outstanding - Basic and Diluted	62,451	71,564	(H)	60,085	69,198	(H)

(H)        Represents weighted average common shares outstanding used to compute our basic and diluted net loss per share as disclosed in our Form 10-K for the twelve months ended June 30, 2011, adjusted to reflect the acquisition of TomoTherapy as if it occurred on July 1, 2010.

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